Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-123333 on Form S-4 of our reports dated March 14, 2005, relating to the consolidated financial statements and financial statement schedules of Nextel Communications Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003 and the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K, as amended, of Nextel Communications, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
May 20, 2005